EXHIBIT 3
                                                             Conformed Copy



                    STOCK OPTION AGREEMENT, dated as of August 3, 1995, (the "Agreement"), among Advance Publications, Inc., a New York corporation (the "Purchaser"), and American City Business Journals, Inc., a Delaware corporation (the "Company").

                    WHEREAS, immediately prior to the execution and delivery of this Agreement, the Purchaser, Advance Acquisition Sub. Inc., a Delaware corporation and the wholly-owned subsidiary of Purchaser (the "Merger Sub"), the Company, and Business Journal Associates Limited Partnership, a Delaware limited partnership and the principal stockholder of the Company ("BJALP"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that at the Effective Time Merger Sub shall be merged with and into the Company and the separate corporate existence of the Merger Sub shall thereupon cease (the "Merger");

                    WHEREAS, as a condition to their willingness to enter into the Merger Agreement, the Purchaser and Merger Sub have requested that the Company grant to the Purchaser an option to purchase up to 1,376,000 shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), upon the terms and subject to the conditions hereof; and

                    WHEREAS, in order to induce the Purchaser and Merger Sub to enter into the Merger Agreement, the Company is willing to grant the Purchaser the requested option.

                    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                    1. The Option; Exercise; Adjustments. Subject to the terms and conditions hereof, the Company hereby grants to the Purchaser an irrevocable option (the "Option") to purchase up to 1,376,000 shares of Common Stock (the "Shares") at a purchase price of $28.00 per Share (the "Purchase Price"). Subject to the terms and conditions hereof, the Option may be exercised by the Purchaser, in whole or in part, at any time after the date hereof and prior to the termination of the Option in accordance with the terms of this Agreement.

                    In the event the Purchaser wishes to exercise the Option, the Purchaser shall send a written notice to the
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          Company (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below), not later than 20 business days and not earlier than the next business day following the date such notice is given) for the closing of such purchase. In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Shares and the Purchase Price shall be appropriately adjusted to restore the Purchaser to its rights hereunder, including its right to purchase approximately 19.9% of the capital stock of the Company entitled to vote generally for the election of the directors of the Company which is issued and outstanding immediately prior to the exercise of the Option at an aggregate purchase price of approximately $38,528,000.

                    2.  Conditions to Exercise of Option and
          Delivery of Shares. The Company's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

                         (i)   No preliminary or permanent injunc-
                    tion or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the exercise of the Option and/or the delivery of the Shares shall be in effect;

                         (ii)  Any applicable waiting periods
                    under the Hart-Scott-Rodino Antitrust
                    Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated; and

                         (iii) One or more of the following
                    events shall have occurred on or after the
                    date hereof:  (1) any person, firm,
                    corporation, partnership, association or
                    other entity or group, other than the
                    Purchaser (or an affiliate of the Purchaser)
                    (such person, firm, corporation, partnership, association or other entity or group being referred to hereinafter, singularly or collectively, as a "Person") shall have become the beneficial owner of 20% or more of the shares of Common Stock outstanding at the time of such acquisition or commenced a tender or exchange offer for 20% or more of the outstanding shares of Common Stock; (2) the Company or BJALP shall have entered into an agreement, including without limitation an
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                    agreement in principle, providing for or
                    relating to a merger or other business
                    combination involving the Company or a
                    subsidiary of the Company or the acquisition of Common Stock or a material portion of the assets, business or operations of the Company or any subsidiary, other than the acquisition contemplated by the Merger Agreement and the BJALP Stock Option Agreement; or (3) there is a public announcement or other public disclosure with respect to an ongoing or continuing plan or intention by the Company or any Person to propose or effect any of the foregoing transactions. For purposes of this Agreement, the terms "group" and "beneficial owner" shall have the meanings assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act").

               Purchaser's right to exercise the Option shall be subject only to the conditions set forth in clauses (i) and (iii) above.

                         3. The Closing. (a) Any closing hereunder shall take place on the date specified by the Purchaser in its Stock Exercise Notice delivered pursuant to Section 1 at 9:00 A.M., local time, at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, the Company will deliver to the Purchaser a certificate or certificates, duly endorsed (or accompanied by duly executed stock powers), representing the Shares in the denominations designated by the Purchaser in its Stock Exercise Notice and the Purchaser will purchase such Shares from the Company at the price per Share equal to the Purchase Price. Any payment made by the Purchaser to the Company pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the Company.

                         (b) The certificates representing the Shares may bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

                         4. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that
               (a) the Company is a corporation duly organized, validly existing and in good standing under the laws of its
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               jurisdiction of organization and has the requisite corporate power and authority to enter into and perform this Agreement; (b) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and this Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes a valid and binding obligation of the Company; (c) except as required by the HSR Act, the Company has the power and authority to issue and deliver the Shares and has taken all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option; (d) the Shares, when issued and delivered by the Company upon exercise of the Option, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights; and (e) no form of stockholder rights plan or "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation (including, without limitation, Section 203 of the Delaware General Corporation Law) is or shall be applicable to the acquisition of shares of Common Stock pursuant to this Agreement or the BJALP Stock Option Agreement.

                         5. Representations and Warranties of the Purchas-er. The Purchaser represents and warrants to the Company that (a) the execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all neces-sary corporate action on the part of the Purchaser, and (b) this Agreement has been duly executed and delivered by a duly authorized officer of the Purchaser and constitutes a valid and binding obligation of the Purchaser.

                         6. Listing of Shares; HSR Act Filings; Govern-mental Consents. The Company will effect as promptly as practicable after the date hereof all necessary filings by the Company under the HSR Act. Each of the parties will use its reasonable efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated herein.

                         7. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

                         8. Company's Covenants. From and after the date of this Agreement, the Company agrees to keep reserved for issuance a number of authorized but unissued shares of Common Stock equal to the number of Shares subject to option hereunder.
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                         9.  Specific Performance.  The Company
               acknowledges that if the Company fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Purchaser for which money damages would not be an adequate remedy. In such event, the Company agrees that the Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Purchaser should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Company hereby waives the claim or defense that the Purchaser has an adequate remedy at law and hereby agrees not to assert in any such action proceeding the claim or defense that such a remedy at law exists. The Company further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

                         10. Notice. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or rapifax, upon receipt of oral confirmation that such transmission has been received, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

                         If to Purchaser or Merger Sub:

                         Advance Publications, Inc.
                         730 Park Avenue
                         New York, New York 10021
                         Attention:  S.I. Newhouse, Jr.
                         Fax: (212) 692-4469

                         With a copy to:

                         Sabin, Bermant & Gould
                         350 Madison Avenue
                         New York, New York 10017
                         Attention:  Peter C. Gould
                         Fax: (212) 692-4469
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                         And to:

                         Sullivan & Cromwell
                         125 Broad Street
                         New York, New York 10004
                         Attention:  James C. Morphy
                         Fax:  (212) 558-3588

                         If to the Company:

                         American City Business Journals, Inc.
                         128 S. Tryon Street
                         Suite 2300
                         Charlotte, NC 28202
                         Attention:  A. Ray Shaw
                         Fax:  (704) 371-3299

                         With a copy to:

                         Parker, Poe, Adams & Bernstein, L.L.P.
                         2500 Charlotte Plaza
                         Charlotte, NC 28244
                         Attention:  Fred C. Thompson, Jr., Esq.
                         Fax:  (704) 334-4706


                         11. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Company or the Purchaser, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

                         12. Entire Agreement; Amendments. This Agree-ment, together with the Merger Agreement and the other documents referred to therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions. This Agreement may not be changed, amended or modified orally, but may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought.

                         13. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that the Purchaser may assign its rights and obligations hereunder to any of its direct or indirect
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               wholly owned subsidiaries (including Merger Sub), but no
               such transfer shall relieve the Purchaser of its obligations hereunder if such transferee does not perform such obligations.

                         14. Headings. The section headings herein are for convenience only and shall not affect the construction of this Agreement.

                         15. Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

                         16.  Governing Law.  This Agreement shall be
               governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

                         17.  Termination.  The right to exercise the
               Option granted pursuant to this Agreement shall terminate at the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) termination of the Merger Agreement in accordance with its terms other than pursuant to
               Section 10.3 thereof, or (iii) sixty (60) days after the termination of the Merger Agreement in accordance with the terms of Section 10.3 thereof; provided that, if the Option cannot be exercised or the Shares cannot be delivered to Purchaser upon such exercise by reason of any applicable judgment, decree or order or because the condition set forth in Section 2(ii) is not yet satisfied, the expiration date of this Agreement shall be extended until thirty days after such impediment to exercise has been removed.

                         All representations and warranties contained in
               this Agreement shall survive delivery of and payment for the Shares.

                         18.  Severability.  If any term, provision,
               covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforce-able, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
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                         IN WITNESS WHEREOF, the Purchaser and the Company
               have caused this Agreement to be duly executed and delivered on the day and year first above written.



               ADVANCE PUBLICATIONS, INC.


               By: /s/ S.I. Newhouse, Jr.

               Name: S.I. Newhouse, Jr.
               Title: Chairman



               AMERICAN CITY BUSINESS JOURNALS, INC.


               By: /s/ Ray Shaw

               Name: Ray Shaw
               Title: Chief Executive Officer